Exhibit 23.10


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated June
18, 1999 (except for Note 15, as to which the date is June 22, 1999), with respect to the consolidated balance sheets of Kabel Plus, a.s. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the Current Report on Form 8-K of United International Holdings, Inc. (d/b/a UnitedGlobalCom) dated June 28, 1999.


                                        /S/  Arthur Andersen s.r.o.
                                        ---------------------------
                                        Arthur Andersen s.r.o.

Prague, Czech Republic
September 27, 1999